Exhibit 4.16

AIRCRAFT MORTGAGE AGREEMENT

Dated October 21, 2015

between

PARINA LEASING LIMITED, as Owner,

And

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Loan Trustee, as Mortgagee

One (1) Airbus A321-200 Aircraft Brazilian Registration Mark "PT-XPJ"

Manufacturer's Series No. 6798

AIRCRAFT MORTGAGE AGREEMENT (this "Mortgage"), dated as of October 21, 2015, between PARINA LEASING LIMITED, an exempted company incorporated and existing under the laws of the Cayman Islands having its registered office at c/o MaplesFS Limited, PO Box 1093, Queensgate House, George Town, Grand Cayman, KY1-1102 Cayman Islands, as Owner (hereinafter referred to as the "Owner") and WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Loan Trustee, acting through its office at 1100 North Markel Street, Wilmington, Delaware 19890-1605, as loan trustee for, inter alios, the Secured Parties (as defined below) as Mortgagee (hereinafter referred to as the "Mortgagee").

WHEREAS

WHEREAS, pursuant to the terms of an Aircraft Lease Agreement, dated October 7, 2015 ("Head Lease"), the Owner as lessor leased one Airbus A321-200 bearing manufacturer's serial number 6798 and Brazilian Registration Mark "PT-XPJ", as further defined in the Head Lease (the "Aircraft") to LATAM Airlines Group S.A. (the "Lessor");

WHEREAS, pursuant to the terms of an Aircraft Sublease Agreement, dated October 8, 2015 ("Sublease"), the Lessor as lessor subleased the Aircraft to TAM Linhas Aereas S.A. as lessee (the "Lessee");

WHEREAS, the acquisition of the Aircraft by the Owner is duly evidenced by the Bill of Sale dated October 21, 2015 executed and delivered by Airbus S.A.S.;

WHEREAS, pursuant to the Indenture and Security Agreement (MSN 6798) dated October 21, 2015 (the "Indenture") among, inter alios, the Owner and the Mortgagee, the Owner will issue two separate series of Equipment Notes (the "Equipment Notes"), the proceeds of which will be used to assist in financing the acquisition by the Owner of the Aircraft;

WHEREAS, in connection with the issuance of Equipment Notes by the Owner, each Related Owner will guarantee the Owner's obligations in connection with such Equipment Notes and, in connection with the issuance of Related Equipment Notes by each Related Owner, the Owner will guarantee such Related Owner's obligations in connection with such Related Equipment Notes;

WHEREAS, it is a requirement under the Indenture and the other Financing Agreements (as defined below) that the Owner executes and delivers this Mortgage; and

WHEREAS, to secure, among other things, the due and punctual repayment of the Equipment Notes and the performance of the Owner's other obligations under the Financing Agreements, whether by the Owner itself or by a third party for and on behalf of the Owner, the Owner has agreed to grant to the Mortgagee a first priority perfected security interest in the Owner's right, title and interest in and to the Aircraft, and certain other collateral referred to below;

NOW THEREFORE, in consideration of the foregoing promises and of the mutual covenants hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which the Owner hereby acknowledges, the Owner and the Mortgagee hereby agree as follows:

Section 1. – Terms

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Head Lease whether by reference to another document or otherwise.

"Beneficiaries" shall mean, collectively, the Mortgagee and the other Secured Parties and "Beneficiary" shall mean any of them.

"Financing Agreements" means the Financing Agreements (as defined in the Head Lease).

"Related Aircraft" means each of the eleven (11) Airbus A321 aircraft, two (2) Airbus A350 aircraft, four (4) Boeing 787-9 aircraft, as referred to in the Note Purchase Agreement, excluding the Aircraft, or any of them.

"Related Equipment Note" means, as of any date, an "Equipment Note" as defined in each Related Indenture, but only if as of such date it is held by the Loan Trustee under such Related Indenture.

"Related Financing Agreements" means the Financing Agreements (as defined in each Related Indenture).

"Related Lease" means each lease agreement in effect from time to time with respect to a Related Aircraft, or any of them.

"Related Indenture means each Operative Indenture (other than the Indenture).

"Related Lessor" means each "Lessor" as described in a Related Lease.

"Related Make-Whole Amount" means the "Make-Whole Amount", as defined in each Related Indenture.

"Secured Parties" shall mean, collectively, the Loan Trustee, each Pass Through Trustee, the Subordination Agent, each Liquidity Provider and each Noteholder (but shall not include the holder of any Pass Through Certificate) and "Secured Party" shall mean any of them.

"Security Documents" means the Pledge Agreements, the Put & Call Option Assignment, the Note Guarantees, the Indenture and the Aircraft Security Documents (each as defined in the Indenture and each Related Indenture).

Section 2. Security Interest

Section 2.1. - Grant

2.1.1. The Owner, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, and as continuing security for (a) the prompt, complete and punctual payment and repayment when due (whether at stated maturity, by acceleration or otherwise) of the principal of, and interest on (including interest on any overdue amounts), and Make-Whole Amount, if any, with respect to, and all other amounts due under, the Equipment Notes, the main features of which are described in Section 3.8(A) below, (b) all other amounts payable by the Owner and the Obligors under the Financing Agreements and (c) the performance and observance by the Owner and the Obligors of all agreements and covenants to be performed or observed by the Owner and/or the Obligors for the benefit of the Noteholders and the Indenture Indemnitees contained in the Financing Agreements (the obligations in (a), (b) and (c) together with the obligations described in Clause 2.1.2 below being hereinafter referred to collectively as the "Secured Obligations") and for the uses and purposes and subject to the terms and provisions hereof, and in consideration of the promises and of the covenants herein contained, the Owner has granted, mortgaged and confirmed, and does hereby grant, mortgage and confirm, unto the Mortgagee as agent for and on behalf of the Beneficiaries and their respective successors, assigns and transferees a perfected security interest in and first priority legal mortgage lien on all estate, right, title and interest (present and future) that the Owner may now or hereafter have in, to and under the following described property, rights, interests and privileges (collectively, the "Collateral"):

(i) the Aircraft (including the Airframe and the Engines and the Parts installed thereon from time to time) and all replacements thereof and substitutions therefor in which the Owner shall from time to time acquire an interest, as more particularly described in Schedule I hereto, and the Manuals and the Technical Records;

(ii) all insurance proceeds with respect to the Aircraft or any part thereof;

(iii) all proceeds in respect to the requisite of title to arise of the Airframe or Engines, or any part thereof;

(iv) the Head Lease and all rents, profits, revenues and other income relating thereto; and

(v) all rents, issues, profits, revenues and other income of the property subjected or required to be subjected to this Mortgage.

2.1.2. Further to the grant provided by Clause 2.1.1 above, the Owner, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, and as continuing security for (a) the prompt, complete and punctual payment and repayment when due (whether at stated maturity, by acceleration or otherwise) of the principal of, and interest on (including interest on any overdue amounts), and Related Make-Whole Amount, if any, with respect to, and all other amounts due under each of the Related Equipment Notes issued under each Related Indenture, the main features of which are described in Section 3.8(B) below, (b) all other amounts payable under the Related Financing Agreements in respect of such Related Aircraft and (c) the performance and observance by the Owner, the Related Owners and the Related Obligors of all agreements and covenants to be performed or observed by the Owner, the Related Owners and/or the Related Obligors for the benefit of the Related Noteholders and the Related Indenture Indemnitees contained in the Related Financing Agreements in respect of such Related Aircraft, and for the uses and purposes and subject to the terms and provisions hereof, and in consideration of the promises and of the covenants herein contained, the Owner has granted, mortgaged and confirmed, and does hereby grant, mortgage and confirm, unto the Mortgagee as agent for and on behalf of the Beneficiaries and their respective successors, assigns and transferees a perfected security interest in and first priority legal mortgage lien on all estate, right, title and interest (present and future) that the Owner may now or hereafter have in, to and under the Collateral.

Section 2.2. - Effectiveness; Continued Priority of Security Interest

In accordance with the Financing Agreements, this Mortgage will be presented to the Brazilian Aeronautical Registry ("RAB") and the Registry of Deeds and Documents for filing after execution and notarisation thereof and registered there in accordance with the Financing Agreements. After the registration of this Mortgage with the RAB and the Registry of Deeds and Documents, the Lien and security interests of this Mortgage shall at all times, be legal, valid, perfected and enforceable against the Owner and all third parties, in accordance with the terms hereof and of the other Financing Agreements, as security for the Secured Obligations.

Section 2.3. - Authorized Action

The Mortgagee is hereby authorized to take any action which the Mortgagee may deem necessary or appropriate to protect and preserve the first priority perfected Security Interest created by this Mortgage and the Security Documents.

Section 2.4. - The Owner Remains Obligated

The grant by the Owner to the Mortgagee of the Lien and security interest of this Mortgage shall not relieve the Owner from the performance of any term, covenant, condition or agreement on its part to be performed or observed, or from any liability to any person, under or in respect of any of the Financing Agreements, or impose any obligation on the Mortgagee or any other Beneficiary to perform or observe any such term, covenant, condition, or agreement on the Owner's part to be so performed or observed or impose any liability on the Mortgagee or any other Beneficiary for any act or omission on the part of the Owner relative thereto.

Section 3. - Certain Covenants and Agreements of the Owner

Section 3.1. - RAB Filings

The Owner will take, or cause to be taken, at the Lessee's cost and expense, such action with respect to the translation of this Mortgage into Portuguese, the filing and recording of this Mortgage with the RAB and Registry of Deeds and Documents, the notation of this Mortgage in the Certificate of Registration and Nationality of the Aircraft, the filings required as a result of Section 3.2 below, the re-recording and re-filing of this Mortgage and any and all such other instruments as the Mortgagee may from time to time request to establish, protect, preserve and/or perfect the first priority Lien and security interest created by this Mortgage, including the creation of international interests as established in Section 3.2 below, and will, at the Lessee's cost and expense, furnish to the Mortgagee prompt notice of the necessity of any such action after the Owner shall become aware thereof, together with such instruments, in execution form, and such other information as may be required to enable the Mortgagee to take such action.

Section 3.2 - Cape Town Convention

3.2.1 The Mortgagee and the Owner agree that this Mortgage shall be subject, to the fullest extent set forth and permitted by law, to the Convention on International Interests in Mobile Equipment opened for signature on 16 November 2001 at Cape Town, South Africa ("Convention") and the Protocol to the Convention on Matters Specific to Aircraft Equipment opened for signature on 16 November 2001 at Cape Town, South Africa ("Protocol", and together with the Convention, the "Cape Town Convention") and in accordance with (i) the Consolidated Text of the Convention and the Protocol referred to in, and as set out in the Attachment to, Resolution No.l adopted by the Diplomatic Conference held at Cape Town at which the Convention and the Protocol were opened for signature ("Consolidated Text") and (ii) the declarations lodged by the Federative Republic of Brazil under the Protocol and under the Convention at the time of the deposit of its Instrument of Accession in respect thereof.

3.2.2. The Owner and the Mortgagee agree that in this clause 3 the following expressions have the respective meanings given to them in Article 1 of the Consolidated Text: (i) aircraft engines; (ii) aircraft object; (iii) airframe; (iv) creditor; (v) international interest; (vi) prospective international interest; (vii) registry authority; (viii) security agreement; and (ix) state of registry.

3.2.3. The Owner and the Mortgagee further agree that (i) this is a security agreement as defined in the Cape Town Convention; (ii) the Aircraft is registered on the aircraft register of the State of Registration, which is the State of registry for the purposes of the Cape Town Convention; (iii) the Airframe is an airframe and, accordingly, an aircraft object to which this Mortgage relates for the purposes of the Cape Town Convention and is an Airbus A321-200 aircraft with manufacturer's serial number 6798 and registration mark PT-XPJ and the Engines are aircraft engines and, accordingly, are also aircraft objects for the purposes of the Cape Town Convention and are CFM International, Inc. Model CFM56-5B3/3 engines with manufacturer's serial numbers 573116 and 573126; (iv) the international interest of the Mortgagee, as a creditor and chargee under a security agreement, in the Airframe and each of the Engines, shall on or prior to the date of this Mortgage be registered, with the consent of each of the Owner and the Mortgagee, as an international interest under the Cape Town Convention in the Airframe and the Engines and such registration may be amended or extended prior to its expiry by either the Owner or the Mortgagee, with the consent in writing of the other; (v) for the purposes of Article 17(1) of the Consolidated Text each of the events which constitutes an Event of Default (as defined below) is an event that constitutes a default or otherwise gives rise, to the fullest extent set forth and permitted by law, to the rights and remedies specified in Articles 12 to 15 and 20 of the Consolidated Text and the Owner and the Mortgagee agree that the rights and remedies specified in the said Articles and in Section 6 shall be available to the Mortgagee, to the fullest extent set forth and permitted by law; (vi) the Mortgagee shall, to the fullest extent set forth and permitted by law, have the remedies referred to in Articles 15(1) and 20(1) of the Consolidated Text; (vii) the Owner has power to dispose of the Airframe and the Engines for the purpose of Article 10(b) of the Consolidated Text; and (viii) the Owner shall cooperate with the Mortgagee with respect to effecting registration pursuant to the Cape Town Convention of any agreement related to the ranking of priority between the various international interests and/or the interests of the Owner, the Mortgagee and the Lessee.

Section 3.3. - After-Acquired Property

Subject to sections 4 and 5 below, any and all Collateral, including, without limitation, any replacement Engine or replacement Part, which is hereafter acquired by the Owner shall ipso facto, and without any further conveyance, assignment or act on the part of the Owner or the Mortgagee, become and be subject to the first priority perfected Lien and security interest herein granted and shall become subject to the security created by this Mortgage and the Security Documents as fully and completely as though specifically described herein, but nothing in this Section 3.3 shall be deemed to modify or change the obligations of the Owner under Section 3.1.

Section 3.4. - Power of Attorney

The Owner does hereby constitute and appoint the Mortgagee the true and lawful attorney of the Owner (which appointment is irrevocable and coupled with an interest) with full power (in the name of the Owner or otherwise), provided always that an Event of Default (as defined in the Head Lease) ("Event of Default") has occurred and is continuing to ask, require, demand, give acquittance for and receive any and all monies and claims for money (in each case including insurance proceeds and condemnation awards), due or to become due to the Owner under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims, to take any action and to institute any proceedings which the Mortgagee may deem to be necessary or advisable for the purposes of carrying out the provisions of this Mortgage.

Section 3.5. - Disposition of Collateral

The Owner represents and warrants that it has not assigned or pledged, and hereby covenants that it will not assign, pledge or sell, the Collateral or any part thereof or grant, create, suffer or permit to exist any Lien (save for the Lien constituted by this Mortgage or Permitted Security Interests (other than Permitted Liens)) over any of its right, title and interest in and to the Collateral or any part thereof, so long as this Mortgage or any Security Document shall remain in effect and the Lien and security interest hereof and thereof is not released, pursuant to the terms hereof and thereof to anyone other than the Mortgagee. The Owner will not take or knowingly omit to take any action, the taking or omission of which might result in the alteration or impairment of any of the Collateral or any of the rights created hereunder or under the other Financing Agreements to which the Owner is a party.

Section 3.6. - Liens

The Owner hereby unconditionally agrees that it will not directly or indirectly create, incur, assume or suffer to exist any Lien (other than any Lien created by or pursuant to the Financing Agreements) on or with respect to any of the Collateral. The Owner will promptly, at its own expense, take such action as may be necessary to duly discharge any such Lien if the same shall arise at any time.

Section 3.7. - Collateral Value

For the purposes of registration with the RAB alone, but without prejudice to the Dollar amount hereby secured, the principal amount guaranteed by this Mortgage is at the October 20, 2015 buying rate of exchange of Reais at the "Commercial Rate" as published by the Central Bank of Brazil and current as at the date hereof for Dollars equivalent to a total of approximately three Reais and eighty six cents (R$ 3.86) plus interest and other charges and expenses indicated in Section 3.8 below, representing one hundred forty seven million, eight hundred twenty six thousand, four hundred and twenty Reais (R$ 147,826,420.00) in respect of the Aircraft, three billion, seven hundred ninety two million, five hundred fifty thousand, three hundred and sixty Reais (R$ 3,792,550,360.00) in respect of the Related Aircraft and one billion, eighty nine million, three hundred and seven thousand four hundred and forty Reais (R$ 1,089,307,440.00) in respect of already delivered aircraft.

Section 3.8. - Terms of the Guaranteed Obligation

(A) Aircraft

The Indenture has the following main features:

(a) Principal and Interest. Thirty eight million two hundred and ninety-seven thousand Dollars (US$ 38,297,000.00) representing the original principal amount of the Equipment Notes with respect to the Aircraft and due by the Owner to the Noteholders (as described in the Indenture), plus interest on the outstanding balance thereof at an interest rate equal to, in the case of the Series A Equipment Notes, four point two per cent (4.20%) per annum and in the case of the Series B Equipment Notes, four point five per cent (4.50%) per annum;

(b) Repayment. According to Schedule I of the Indenture, principal and interest due are to be paid on February 15, May 15, August 15 and November 15 of each year;

(c) Costs, Expenses and Indemnities.

All costs, expenses and indemnities, including legal fees, are to be borne by the Lessee in accordance with the Financing Agreements; and

(d) Payments. All payments due under the Indenture and the Equipment Notes are to be made in United States Dollars, and in same day funds settled through New York or such other funds as may for the time being be customary for the settlement in New York of international payments in Dollars in accordance with the Indenture.

(B) Related Aircraft

The Related Indentures have the following main features:

(a) Principal and Interest. Nine hundred eighty two million five hundred and twenty six thousand Dollars (US$ 982,526,000.00) and two hundred and eighty two million two hundred and four thousand Dollars (US$ 282,204,000.00) for already delivered aircraft, representing the original principal amount of the Related Equipment Notes with respect to the Related Aircraft and due by the Owner and the Related Owners to the Related Noteholders (as described in the Related Indentures, plus interest on the outstanding balance thereof at an interest rate equal to, in the case of the Related Series A Equipment Notes, four point two per cent (4.20%) per annum and in the case of the Related Series B Equipment Notes, four point five per cent (4.50%) per annum;

(b) Repayment. According to Schedule I of the Related Indentures, principal and interest due are to be paid on February 15, May 15, August 15 and November 15 of each year;

(c) Costs, Expenses and Indemnities. All costs, expenses and indemnities, including legal fees, are to be borne by the Lessee in accordance with the Related Financing Agreements; and

(d) Payments. All payments due under the Related Indentures and the Related Equipment Notes are to be made in United States Dollars, and in same day funds settled through New York or such other funds as may for the time being be customary for the settlement in New York of international payments in Dollars in accordance with the Related Indentures.

Section 4. - Replacement Parts

In the event of the substitution of a Replacement Part as contemplated by clauses 8(a) of the Head Lease and Schedule 3, Clause 10 of the Sublease and as contemplated by this clause 4 hereof, all provisions of this Mortgage relating to the Part being replaced shall be applicable to such Replacement Part with the same force and effect as if such Replacement Part were the Part being replaced.

Section 5. - Replacement Engines

In the event of the substitution of a replacement Engine (unless the Lessee complied with the requirements of Section 7(j) of the Head Lease with respect to such replacement Engine) pursuant to the Head Lease or the Sublease and as contemplated by this clause 5, title to the replaced Engine shall remain vested in the Owner subject to the provisions of this Mortgage and the provisions of the Head Lease or the Sublease shall apply to the replaced Engine and to such replacement Engine until such time as the Lessee has complied with Section 7(j) of the Head Lease in respect of such replacement Engine.

5.2 If any of the Engines is replaced by a replacement engine in accordance with Section 7(j) of the Head Lease (Substitution of Engines) or the provisions of the Sublease, the Owner and the Mortgagee shall, on or prior to title to the replacement engine being vested in the Owner, take such steps as shall be available to them under the terms of the Cape Town Convention and as are necessary: (i) to constitute in favour of the Mortgagee as a creditor (being the chargee under a security agreement of an aircraft object) an international interest in the replacement engine, including, for this purpose, entering into a supplement to this Mortgage in such form as the Mortgagee shall require providing that the replacement engine (which shall be identified in such supplement in the same manner as is provided in clause 3.2.3) shall be mortgaged and charged by the Owner to the Mortgagee with effect from title to the same vesting in the Owner and that the replacement engine shall be an Engine for the purposes of this Mortgage; (ii) to register such international interest in accordance with Chapter V of the Cape Town Convention.

Section 6. - Event of Default and Remedies

Section 6.1. - Rights of the Mortgagee

The Owner agrees that when any Event of Default has occurred and is continuing, the Mortgagee, shall, without limitation of all other rights and remedies available at law or in equity in such event, have the right to exercise any one or more or all, and in any order, of the remedies which are legally available to the Mortgagee, it being expressly understood that no remedy herein conferred is intended to be exclusive of any other remedy or remedies; but each and every remedy shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law or in equity or by statute, including, without limitation, the right to obtain foreclosure or execution of this Mortgage, or to cause the sale of the Aircraft under the judgment or decree of any court of competent jurisdiction. The Mortgagee may proceed to protect and enforce this Mortgage by suit or suits or proceedings, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted, or for the recovery of judgment for the Secured Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law in connection therewith.

Section 6.2. - Effect of Sale

Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to direct all right, title, interest, claim and demand whatsoever, either at law or in equity, of the Owner in and to the property sold and shall be a perpetual bar, both at law and in equity, against the Owner, its successors and assigns, and against any and all persons claiming the property sold or any part thereof under, by or through the Owner, its successors or assigns.

Section 6.3. - Obligation of Sale and Other Proceeds

The proceeds and/or avails of any sale of the Collateral, or any part thereof, pursuant to the rights of the Mortgagee hereunder and the proceeds and the avails of any remedy hereunder shall be paid to the Mortgagee and applied in accordance with the Indenture.

Section 6.4. - Discontinuance of Remedies

In case the Mortgagee shall have proceeded to enforce any right under this Mortgage by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case the Owner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject to the Lien and security interest created under this Mortgage.

Section 6.5. - Cumulative Remedies

No delay or omission of the Mortgagee to exercise any right, power or remedy arising from any Event of Default shall exhaust or impair any such right or power or prevent its exercise during the continuance of such Event of Default or shall be construed to be a waiver of any default or acquiescence therein. No waiver by the Mortgagee of any Event of Default, whether such waiver be full or partial, shall extend to or be taken to affect any subsequent Event of Default, or to impair the rights resulting therefrom, except as may be otherwise provided therein. No remedy shall be exclusive but each and every remedy shall be cumulative and may be exercised from time to time individually or simultaneously and as often and in such order as may be deemed expedient by Mortgagee and in addition to any and every other remedy given hereunder or otherwise existing now or hereafter; nor shall the giving, taking or enforcement of any other or additional security, collateral or guarantee for the payment of the Secured Obligations operate to prejudice, waive or affect the security of this Mortgage or any rights, powers or remedies hereunder, nor shall the Mortgagee be required to first look to enforce or exhaust such other or additional security, collateral or guarantees.

Section 7.2. - Waivers and Amendment

Any term, covenant, agreement or condition of this Mortgage may be amended or waived, and any departure therefrom may be consented to, if, but only if, such amendment, waiver or consent is in writing and is signed by the Mortgagee and, in the case of an amendment, as signed by the Owner and the Mortgagee. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No failure to exercise and no delay in exercising on the part of Mortgagee any power, right or privilege hereunder shall operate as a waiver thereof.

Section 7.3. - Assignment

All the provisions of this Mortgage shall be binding upon and inure to the benefit of the parties hereto and the other Beneficiaries and their respective successors and permitted assigns and transferees, except that the Owner may not assign or transfer any of its rights or obligations under this Mortgage without the prior written consent of the Mortgagee, and no such assignment or transfer of any such obligation shall relieve the Owner thereof unless the Mortgagee shall have consented to such release in writing specifically referring to the obligation from which the Owner is to be released. The Mortgagee may at any time transfer or assign its rights hereunder in accordance with the provisions of the Indenture.

Section 7.4. - Governing Law and Jurisdiction

THIS MORTGAGE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE FEDERATIVE REPUBLIC OF BRAZIL. Each of the Owner and the Mortgagee (a) hereby irrevocably submits itself to the non-exclusive jurisdiction of the Courts of the State of Sao Paulo sitting in the City of Sao Paulo, SP, Brazil (Central Courthouse) for the purposes of any suit, action or other proceeding arising out of this Mortgage, or the subject matter hereof or thereof or any of the transactions contemplated hereby or thereby, brought by either party or their respective successors or assigns, and for the avoidance of doubt, the submission to the above courts shall not limit the right of the parties hereto to take proceedings against each other in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law, (b) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard, determined and enforced in such aforesaid courts in Sao Paulo, SP, Brazil, (c) to the extent permitted by applicable law, to the extent that it has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process, or any remedy provided for in any Security Document, hereby waives such immunity, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction by reason of sovereign immunity or otherwise, that it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, or attachment either prior to judgment or in aid of execution, by reason of sovereign immunity, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Mortgage, any other Security Document or the subject matter hereof or thereof may not be enforced in or by such courts or under any applicable law and (d) hereby waives to the fullest extent permitted by law the right for a trial by jury in any suit brought in connection with or arising out of the transactions contemplated in the Security Documents. Each party hereby consents to service of process in any suit, action or other proceeding arising out of this Mortgage or the subject matter hereof or any of the transactions contemplated hereby in such aforesaid courts in Sao Paulo, SP, Brazil by the mailing thereof by any party by registered or certified mail, postage prepaid, to such party at its address specified in the Indenture.

Section 7.5. - Severability Provisions

Any provision of this Mortgage that is illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the Owner hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 7.6. - Counterparts

This Mortgage may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Section 7.7. - No Action Contrary to the Lessor's Rights Under the Head Lease or the Lessee's Rights Under the Sublease

Notwithstanding any of the provisions of this Mortgage to the contrary, including without limitation Section 6 hereof, so long as no Lease Event of Default (as defined in the Sublease) shall have occurred and be continuing, the Mortgagee agrees that it will not, through its own actions or through the actions of others duly claiming through or under the Mortgagee, interfere with the Lessor's or the Lessee's peaceful and quiet use, operation and possession of the Aircraft in accordance with the terms of the Head Lease and the Sublease, respectively. Without prejudice to the generality of the foregoing, nothing in this Mortgage shall prevent the Mortgagee, upon the occurrence and continuance of an Event of Default, from exercising any of its rights, powers and privileges conferred on the Mortgagee by the Indenture, this Mortgage and any other Financing Agreement or agreement, security or instrument relating hereto and thereto.

Section 7.8. - Acknowledgment

The Owner shall procure that each of the Lessor and the Lessee, through the execution and delivery of the Lessor Consent to Mortgage and the Lessee Consent to Mortgage (substantially in the form of Exhibits A and B attached hereto respectively) by its lawful representative, expressly acknowledges that it is fully aware of and consents to all the terms of this Mortgage made by and between the Owner and the Mortgagee covering the Aircraft leased to the Lessor under the Head Lease and leased to Lessee under the Sublease.

Section 7.9. - Insurance

In order to comply with the requirements of Article 142, IV of the Brazilian Aeronautical Code, the insurance policies covering the Aircraft are those listed in Schedule 2.

Section 7.10. - Further Assurances

The Owner shall procure, at its own cost and expense, that the Owner and/or the Obligors will promptly and duly execute and deliver to the Mortgagee such further documents and assurances, and take such further action as may be required by law or as the Mortgagee may from time to time reasonably request in order more effectively to carry out the intent and purpose of this Mortgage and the other Security Documents and to establish and protect the rights and remedies created or intended to be created in favor of the Mortgagee, including if requested by the Mortgagee the execution and delivery of supplements hereto, in recordable form, subjecting to this Mortgage any replacement or substitute Airframe or Engines or Parts or the recording or filing of counterparts hereto, in accordance with the laws of such jurisdictions in which any Airframe or Engines or Parts are based as the Mortgagee may from time to time deem necessary.

Section 7.11. - Continuing Security

This Mortgage and the security hereby created shall be a continuing security and, in particular, but without limitation, shall not be, nor be considered as, satisfied by any intermediate discharge or payment on account of any liabilities or settlement of accounts between the Owner and the Mortgagee or any other Beneficiary. This Mortgage and the security hereby created shall be in addition to, and not in substitution for or derogation of, any other security (whether given by the Owner or otherwise) now or from time to time hereafter held by the Mortgagee or any other Beneficiary in respect of or in connection with any or all of the monies and liabilities hereby secured and shall continue in full force and effect notwithstanding the invalidity or unenforceability of any other document or any other matter which might otherwise relieve the Owner. The Mortgagee or any other Beneficiaries may in its discretion (i) grant time or other indulgence or make any other arrangement in respect of any of the monies and liabilities hereby secured or of any other security therefore or to any other person or persons not parties hereto or (ii) vary any provision of the other Financing Agreements without prejudice to this security, and the security created by this Mortgage shall not be in any way discharged or impaired by reason of any other circumstance which might (but for this provision) constitute a legal or equitable discharge of such security, provided that such amendment, modification, variation or supplement does not cause the total extinction of the Secured Obligations contemplated herein and in the other Financing Agreements.

Section 7.12. - Interpretation

In this Mortgage, unless a contrary indication appears: (i) the Convention and the Protocol shall be read and interpreted together as a single instrument as required by Article 6(1) of the Convention; (ii) references to a provision of the Cape Town Convention will, unless it is specifically stated to be a reference to a provision of the Convention or, as the case may be, the Protocol, be a reference, whether stated or not, to the relevant provision of the Consolidated Text, and reference to any provision of the Consolidated Text shall include a reference to the provision(s) of the Convention and/or the Protocol from which such provision is/are derived; and (iii) in the event that there is any inconsistency between the provisions of the Consolidated Text and those of the Cape Town Convention, the latter shall prevail and any reference in this Mortgage to any provision of the Consolidated Text shall be interpreted accordingly.

IN WITNESS whereof the Mortgagee and the Owner, each pursuant to due corporate authority, have each caused this Mortgage to be duly executed by their legal representatives in four (4) copies as of the day and year first above written.

[Execution page follows]

EXECUTION PAGE

AIRCRAFT MORTGAGE AGREEMENT

MSN 6798

PARINA LEASING LIMITED

BY:	/s/ Adolpho Julio C. de Varvalho
Name: Adolpho Julio C. de Varvalho
Title: RG nov13.565.284-4

WILMINGTON TRUST COMPANY, not in

its individual capacity but solely as Loan

Trustee

BY:	/s/ Adolpho Julio C. de Varvalho
Name: Adolpho Julio C. de Varvalho
Title: RG nov13.565.284-4

Witnessed:

1.

/s/ Ricardo Miller Rodrigues
Name:	Ricardo Miller Rodrigues
ID:	RG: 37.295.407-8 SSP/SP CPF: 411.727.818-50

2.

/s/ Sarah Rachel Ferreira Rotta
Name:	Sarah Rachel Ferreira Rotta
ID:	RG: 45.006.343-4 CPF 370.667.048-86

[Authentication stamps]

SCHEDULE 1

to Mortgage

DESCRIPTION OF AIRFRAME AND ENGINES

AIRFRAME

Manufacturer: Airbus

S.A.S. Model: A321-200

Registration Mark: PT-XPJ

Manufacturer's Serial No.: 6798

ENGINES

Manufacturer CFM International

Model: CFM 56-5B3/3

Manufacturer's Serial Nos.: 573116 and 573126

SCHEDULE 2

to Mortgage

INSURANCE POLICIES COVERING AIRCRAFT

Hull: US$ 44,041,550.00

War Risk: US$ 1,250,000,000.00

Legal Liability: US$ 750,000,000.00

EXHIBIT A

MSN 6798 LESSOR CONSENT TO MORTGAGE

We, LATAM Airlines Group S.A., refer to the Aircraft Lease Agreement, dated October 7, 2015, between Parina Leasing Limited, as lessor ("Owner") and LATAM Airlines Group S.A. as lessee (the "Lessor") relating to one Airbus A321-200 Aircraft bearing Brazilian registration mark "PT-XPJ" and manufacturer's serial number 6798 (the "Head Lease"). We also refer to the Mortgage Agreement dated October 21, 2015 between the Owner and Wilmington Trust Company, not in its individual capacity but solely as Loan Trustee ("Mortgagee") (the "Mortgage"). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Head Lease and the Mortgage, as appropriate.

We hereby acknowledge receipt of notice of the Mortgage and, in particular, Section 7.8 thereof pursuant to which we, as lessee under the Head Lease, hereby consent to and agree with the terms of the Mortgage.

We agree to perform all obligations which are expressed to be imposed upon us by the Mortgage.

IN WITNESS WHEREOF, the undersigned hereby execute this Lessor Consent to Mortgage this 21 day of October 2015.

[Execution page follows]

EXECUTION PAGE

MSN 6798

LESSOR CONSENT TO MORTGAGE

BY:
On behalf of LATAM Airlines Group S.A.
Name:
Title:

Witnessed:

1.

Name:
ID:

2.

Name:
ID:

EXHIBIT B

MSN 6798

LESSEE CONSENT TO MORTGAGE

We refer to the Aircraft Sublease Agreement, dated October 8, 2015, between LATAM Airlines Group S.A. as Lessor and TAM Linhas Aereas S.A. as Lessee relating to one Airbus A321-200 Aircraft bearing Brazilian registration mark "PT-XPJ" and manufacturer's serial number 6798 (the "Sublease"). We also refer to the Mortgage Agreement dated October 21, 2015 between the Owner and Wilmington Trust Company, not in its individual capacity but solely as Loan Trustee ("Mortgagee") (the "Mortgage"). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Sublease and the Mortgage, as appropriate.

We hereby acknowledge receipt of notice of the Mortgage and, in particular, Section 7.8 thereof pursuant to which we, as Lessee under the Sublease, hereby consent to and agree with the terms of the Mortgage.

We agree to perform all obligations which are expressed to be imposed upon us by the Mortgage.

IN WITNESS WHEREOF, the undersigned hereby execute this Lessee Consent to Mortgage this 21 day of October, 2015.

[Execution page follows]

EXECUTION PAGE

MSN 6798

LESSEE CONSENT TO MORTGAGE

BY:
On behalf of TAM Linhas Aéreas S.A.
Name:
Title:

Witnessed:

1.

Name:
ID:

2.

Name:
ID:

SCHEDULES AND EXHIBITS

Schedule 1: Description of Airframe and Engines

Schedule 2: Insurance Policies Covering Aircraft

Exhibit A: Lessor Consent to Mortgage

Exhibit B: Lessee Consent to Mortgage